Exhibit 99.1

SARBANES-OXLEY ACT OF 2002

REQUIRED NOTICE OF FDC STOCK TRADING RESTRICTION

August 22, 2006

As you are aware, First Data Corporation and its related entities maintain the First Data Corporation Incentive Savings Plan ("First Data ISP") and the Western Union Financial Services, Inc. Retirement Savings Plan for Bargaining Unit Employees (the "WUFSI RSP") (collectively, the "401(k) Plans"), and one of the investments in the 401(k) Plans is First Data Corporation common stock, par value $.01 ("FDC Stock"), held in the First Data Stock Fund.

This notice is to inform you that due to the spin-off of The Western Union Company (and its subsidiaries) ("Western Union") from First Data Corporation (the "WU Spin-off"), participants in the 401(k) Plans will be temporarily unable to transfer out of the First Data Stock Fund (or obtain a loan or distribution from First Data Stock Fund monies) as a result of the Western Union stock dividend on the FDC Stock and as a result of the spin-off of a portion of the First Data ISP into a new 401(k) plan sponsored by Western Union. In addition, participants will be temporarily unable to transfer out of the stock fund established for the purpose of holding The Western Union Company common stock ("WU Stock") distributed as a dividend on the FDC Stock (or obtain a loan or distribution from the WU Stock).

This period, during which the participants will be unable to exercise these rights otherwise available under the 401(k) Plans, is called a "blackout period." The blackout period in the 401(k) Plans is expected to begin the week of September 17th and end the week of October 1st.

During these weeks, you can determine whether the blackout period has started or ended by contacting:

Steven Christoffersen, Senior Counsel

First Data Corporation

12500 E. Belford Avenue, M21A3

Englewood, CO  80112

(720) 332-4436

(720) 332-0522 (fax)

If you are a Section 16 Insider (director or executive officer), you will be unable to sell FDC Stock or WU Stock (a) during any time period that participants under the 401(k) Plans are unable to sell FDC Stock or WU Stock and (b) during any time period during which you are restricted from buying or selling by the First Data (and Western Union, if applicable) Insider Trading Policy or the Securities and Exchange Commission Insider Trading Rules. You are also prohibited from purchasing FDC Stock or WU Stock during this period. Given the anticipated timing of the WU Spin-off and the timing of the third quarter earnings release, it is unlikely that you will be permitted to sell FDC or WU Stock until after the first full day of trading following the third quarter earnings release.

If you have any questions, please contact:

Steven Christoffersen, Senior Counsel

First Data Corporation

12500 E. Belford Avenue, M21A3

Englewood, CO  80112

(720) 332-4436

(720) 332-0522 (fax)